Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 22, 2011, in this Registration Statement (File No. 333-176229) of Smart Trust, Value Architects Disciplined Core Portfolio Trust, 2011 Series I.

/s/ Grant Thornton LLP
Grant Thornton LLP

Chicago, Illinois

September 22, 2011